Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter Fiscal 2021 Financial Results

Achieved a third straight quarter in fiscal 2021 of at least 16% sales growth compared to fiscal 2019

Consolidated net sales of $267.3 million, down 3.0% compared to third quarter of fiscal 2020 and up 16.9% compared to third quarter of fiscal 2019

Earnings per diluted share of $0.27 compared to $0.40 in the third quarter of fiscal 2020 and $0.05 in the third quarter of fiscal 2019;

Adjusted earnings per diluted share* of $0.28 compared to $0.42 in the third quarter of fiscal 2020 and $0.05 in the third quarter of fiscal 2019

Coppell, TX — February 8, 2022 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the third quarter of fiscal year 2021 ended January 1, 2022. The third quarter of fiscal year 2021 consisted of thirteen weeks.

For the third quarter of fiscal 2021:

●	Consolidated net sales were $267.3 million, a decrease of 3.0% compared to the thirteen weeks ended December 26, 2020. Compared to third quarter fiscal 2019, consolidated net sales increased 16.9%.
o	Net sales in The Container Store retail business (TCS) were $248.6 million, down 3.1% compared to the third quarter of fiscal 2020, inclusive of a 5.4% decrease in general merchandise categories while Custom Closets were flat. Compared to the third quarter of fiscal 2019, TCS net sales were up 17.3%, inclusive of a 19.5% increase in Custom Closets and a 15.6% increase in general merchandise categories.
o	Elfa International AB (Elfa) third-party net sales were $18.7 million, down 1.3% compared to the third quarter of fiscal 2020. Excluding the impact of foreign currency translation, Elfa third-party net sales were up 0.3% compared to the third quarter of fiscal 2020 and up 13.6% compared to the third quarter of fiscal 2019.
●	Consolidated net income decreased 30.4% to $13.7 million compared to consolidated net income of $19.7 million in the third quarter of fiscal 2020. Consolidated net income per diluted share (EPS) was $0.27 compared to $0.40 in the third quarter of fiscal 2020 and $0.05 in the third quarter of fiscal 2019.
●	Adjusted net income* decreased 31.1% to $14.3 million compared to adjusted net income* of $20.7 million in the third quarter of fiscal 2020. Adjusted earnings per diluted share (Adjusted EPS)* was $0.28, compared to $0.42 in the third quarter of fiscal 2020 and $0.05 in the third quarter of fiscal 2019.
●	Adjusted EBITDA* decreased 26.0% to $31.4 million in the third quarter of fiscal 2021 compared to $42.4 million in the third quarter of fiscal 2020 and increased 42.7% compared to $22.0 million in the third quarter of fiscal 2019.

Satish Malhotra, Chief Executive Officer and President of The Container Store commented, “Our third quarter results exceeded our expectations and we achieved a third straight quarter in fiscal 2021 of at least 16% sales growth compared to fiscal 2019. We are particularly proud of the performance we delivered within Custom Closets and our general

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

merchandise categories, with growth of 19.5% and 15.6%, respectively, when compared to fiscal 2019. Our recent acquisition of Closet Works provides us with the opportunity to meet the growing consumer demand for custom closets, specifically for premium wood-based spaces with an expanded assortment. As we look forward, our financial results combined with the progress we are making against our strategic initiatives position us well to finish out our fiscal year strong despite continued pandemic-related headwinds.”

Third Quarter Fiscal 2021 Results

For the third quarter (thirteen weeks) ended January 1, 2022:

●	Consolidated net sales were $267.3 million, down 3.0% compared to the third quarter of fiscal 2020. Compared to third quarter fiscal 2019, consolidated net sales increased 16.9%. TCS net sales were $248.6 million, a decrease of 3.1% with general merchandise categories contributing all of the basis points decrease, while Custom Closets remained flat. Compared to the third quarter of fiscal 2019, TCS net sales were up 17.3%, with Custom Closets up 19.5%, contributing 840 basis points of the increase, and general merchandise categories up 15.6%, contributing 880 basis points of the increase. Our online sales decreased 36.0% compared to the third quarter of fiscal 2020. Elfa third-party net sales were $18.7 million, down 1.3% compared to the third quarter of fiscal 2020. Excluding the impact of foreign currency translation, Elfa third-party net sales were up 0.3%. As a result of the impact of the COVID-19 pandemic on our Company’s stores in the third quarter of fiscal 2020 and the Company’s policy of excluding extended store closures from its comparable sales calculation, the Company does not believe that comparable store sales is a meaningful metric to present for the third quarter of fiscal 2021.

●	Consolidated gross margin was 57.0%, a decrease of 90 basis points, compared to the third quarter of fiscal 2020. TCS gross margin increased 10 basis points to 57.3%, primarily due to decreased shipping costs as a result of a lower mix of online sales, combined with less promotional activity and a favorable mix of sales, partially offset by increased freight and commodity costs in the third quarter of fiscal 2021. Elfa gross margin decreased 1330 basis points primarily due to higher direct material costs and unfavorable product and customer mix.
●	Consolidated selling, general and administrative expenses (SG&A) increased by 3.8% to $120.3 million in the third quarter of fiscal 2021 from $115.9 million in the third quarter of fiscal 2020. SG&A as a percentage of net sales increased 290 basis points from 42.1% to 45.0% primarily due to increased compensation and benefits costs and other expenses including costs incurred related to the acquisition of Closet Works in the third quarter of fiscal 2021.
●	Consolidated net interest expense decreased 21.6% to $3.2 million in the third quarter of fiscal 2021 from $4.1 million in the third quarter of fiscal 2020. The decrease was primarily due to a lower principal balance on the Senior Secured Term Loan Facility combined with lower interest rates. In the third quarter of fiscal 2020, the Company amended its Senior Secured Term Loan Facility and incurred a loss on extinguishment of debt of $0.9 million.
●	The effective tax rate was 27.9% in the third quarter of fiscal 2021, as compared to 29.4% in the third quarter of fiscal 2020. The decrease in the effective tax rate was primarily related to excess tax benefits associated with share-based compensation on lower pre-tax income in the third quarter of fiscal 2021.
●	Net income was $13.7 million in the third quarter of fiscal 2021 compared to $19.7 million in the third quarter of fiscal 2020. EPS in the third quarter of fiscal 2021 was $0.27 compared to $0.40 in the third quarter of fiscal 2020. Adjusted net income* was $14.3 million, or $0.28 per diluted share, in the third quarter of fiscal 2021 compared to adjusted net income* of $20.7 million, or $0.42 per diluted share in the third quarter of fiscal 2020.
●	Adjusted EBITDA* was $31.4 million in the third quarter of fiscal 2021 compared to $42.4 million in the third quarter of fiscal 2020.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

For the year-to-date (thirty-nine weeks) ended January 1, 2022:

●	Consolidated net sales were $788.6 million, up 16.8% as compared to the thirty-nine weeks ended December 26, 2020. Compared to the thirty-nine weeks ended December 28, 2019, consolidated net sales increased 16.9%. Net sales at TCS were $736.7 million, up 17.1%, with Custom Closets up 22.5%, contributing 1000 basis points of the increase, and general merchandise categories up 12.9%, contributing 710 basis points of the increase. Compared to the thirty-nine weeks ended December 28, 2019, TCS net sales were up 17.3%, with Custom Closets up 21.3%, contributing 960 basis points of the increase, and general merchandise categories up 14.0%, contributing 770 basis points of the increase. Our online sales decreased 38.8% compared to the thirty-nine weeks ended December 26, 2020. Elfa third-party net sales were $51.8 million, up 11.6% compared to the thirty-nine weeks ended December 26, 2020; however, excluding the impact of foreign currency translation, Elfa third-party net sales were up 6.4%. As a result of the impact of the COVID-19 pandemic on our Company’s stores in the thirty-nine weeks ended December 26, 2020 and the Company’s policy of excluding extended store closures from its comparable sales calculation, the Company does not believe that comparable store sales is a meaningful metric to present for the thirty-nine weeks ended January 1, 2022.
●	Consolidated gross margin was 58.6%, an increase of 180 points compared to the thirty-nine weeks ended December 26, 2020. TCS gross margin increased 220 basis points to 57.9%, primarily due to decreased shipping costs as a result of a lower mix of online sales, combined with less promotional activity and a favorable mix of sales, partially offset by increased freight and commodity costs in the thirty-nine weeks ended January 1, 2022. Elfa gross margin decreased 930 basis points primarily due to higher direct material costs and unfavorable product and customer mix.
●	Consolidated SG&A increased by 13.6% to $344.5 million from $303.3 million in the thirty-nine weeks ended December 26, 2020. However, SG&A as a percentage of net sales decreased 120 basis points from 44.9% to 43.7%. The decrease was primarily due to leverage of occupancy, marketing and other costs on higher sales, partially offset by increased compensation and benefits in the thirty-nine weeks ended January 1, 2022.
●	Consolidated net interest expense decreased 29.2% to $9.6 million in the thirty-nine weeks ended January 1, 2022 from $13.5 million in the thirty-nine weeks ended December 26, 2020. The decrease is primarily due to a lower principal balance on the Senior Secured Term Loan Facility combined with lower interest rates and decreased average borrowings on the asset-based revolving credit agreement. In fiscal 2020, the Company amended its Senior Secured Term Loan Facility and incurred a loss on extinguishment of debt of $0.9 million.
●	The effective tax rate was 25.8% for the thirty-nine weeks ended January 1, 2022 as compared to 30.9% in the thirty-nine weeks ended December 26, 2020. The decrease in the effective tax rate is primarily related to excess tax benefits associated with share-based compensation on higher pre-tax income in the thirty-nine weeks ended January 1, 2022.
●	Net income was $58.6 million, or $1.16 per diluted share, in the thirty-nine weeks ended January 1, 2022 compared to net income of $23.2 million, or $0.47 per diluted share in the thirty-nine weeks ended December 26, 2020. Adjusted net income* was $59.6 million, or $1.19 per diluted share, in the thirty-nine weeks ended January 1, 2022 compared to adjusted net income* of $26.1 million, or $0.53 per diluted share in the thirty-nine weeks ended December 26, 2020.
●	Adjusted EBITDA* was $112.6 million in the thirty-nine weeks ended January 1, 2022 compared to $91.0 million in the thirty-nine weeks ended December 26, 2020.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

New and Existing Stores

During fiscal 2021, the Company opened one new store in Annapolis, Maryland. As of January 1, 2022, the Company store base was 94 compared to 93 stores as of December 26, 2020.

Outlook

The Company currently expects fourth quarter of fiscal 2021 consolidated sales decline of approximately 11% as compared to the fourth quarter of fiscal 2020, or a decline of 6% excluding the impact of the 53rd week of sales from the fourth quarter of fiscal 2020. EPS for the fourth quarter of fiscal 2021 is expected to be approximately $0.24.

Balance sheet and liquidity highlights:

(In thousands)	January 1, 2022	December 26, 2020
Cash	$19,008	$27,895
Total debt, net of deferred financing costs	$198,743	$191,076
Liquidity (1)	$94,993	$138,124
Free cash flow (*)	$(6,100)	$105,019

(1)	Cash plus availability on revolving credit facilities.

Conference Call Information

A conference call to discuss third quarter fiscal 2021 financial results is scheduled for today, February 8, 2022, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with certain supplemental presentation materials, will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 (international callers please dial (412) 317-6671). The pin number to access the telephone replay is 13725848. The replay will be available until March 8, 2022.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our future opportunities; our goals, strategies, priorities and initiatives; sales trends, momentum and targets; and our anticipated financial performance.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic and the associated impact on our business, results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our Elfa manufacturing facilities; deterioration or change in vendor relationships or events that adversely affect our vendors or their ability to obtain financing for their operations, including COVID-19; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating two distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; acquisition-related risks and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 3, 2021 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of storage and organization products and solutions and custom closets – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, Twitter, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.

Consolidated statements of operations

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	January 1,	December 26,	January 1,	December 26,
(In thousands, except share and per share amounts)	2022	2020	2022	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$267,304	$275,478	$788,573	$675,405
Cost of sales (excluding depreciation and amortization)	114,956	115,991	326,363	291,621
Gross profit	152,348	159,487	462,210	383,784
Selling, general, and administrative expenses (excluding depreciation and amortization)	120,268	115,870	344,478	303,328
Stock-based compensation	1,204	2,177	3,159	4,986
Pre-opening costs	20	95	686	111
Depreciation and amortization	8,667	8,498	25,412	26,270
Other (income) expenses	—	(13)	—	1,089
(Gain) loss on disposal of assets	(9)	18	(14)	12
Income from operations	22,198	32,842	88,489	47,988
Interest expense, net	3,213	4,099	9,584	13,540
Loss on extinguishment of debt	—	893	—	893
Income before taxes	18,985	27,850	78,905	33,555
Provision for income taxes	5,292	8,181	20,345	10,356
Net income	$13,693	$19,669	$58,560	$23,199

Net income per common share — basic	$0.28	$0.40	$1.19	$0.48
Net income per common share — diluted	$0.27	$0.40	$1.16	$0.47

Weighted-average common shares — basic	49,611,468	48,570,843	49,386,897	48,491,286
Weighted-average common shares — diluted	50,298,101	49,513,225	50,310,320	48,950,253

The Container Store Group, Inc.

Consolidated balance sheets

	January 1,	April 3,	December 26,
(In thousands)	2022	2021	2020
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$19,008	$17,687	$27,895
Accounts receivable, net	32,565	28,949	31,799
Inventory	196,641	130,619	138,989
Prepaid expenses	13,076	11,429	10,143
Income taxes receivable	1,055	93	93
Other current assets	9,997	14,547	19,103
Total current assets	272,342	203,324	228,022
Noncurrent assets:
Property and equipment, net	134,810	131,884	134,746
Noncurrent operating lease right-of-use assets	342,980	307,147	305,259
Goodwill	221,183	202,815	202,815
Trade names	226,182	227,669	230,187
Deferred financing costs, net	216	255	269
Noncurrent deferred tax assets, net	796	2,305	2,503
Other assets	2,576	3,070	4,381
Total noncurrent assets	928,743	875,145	880,160
Total assets	$1,201,085	$1,078,469	$1,108,182

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	January 1,	April 3,	December 26,
(In thousands, except share and per share amounts)	2022	2021	2020
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$70,983	$68,546	$86,319
Accrued liabilities	98,273	86,551	88,080
Current borrowings on revolving lines of credit	—	—	—
Current portion of long-term debt	2,117	2,166	2,186
Current operating lease liabilities	52,486	50,847	54,719
Income taxes payable	416	6,803	8,859
Total current liabilities	224,275	214,913	240,163
Noncurrent liabilities:
Long-term debt	196,626	163,818	188,890
Noncurrent operating lease liabilities	313,414	285,022	291,710
Noncurrent deferred tax liabilities, net	50,925	48,923	51,465
Other long-term liabilities	9,208	12,124	13,415
Total noncurrent liabilities	570,173	509,887	545,480
Total liabilities	794,448	724,800	785,643
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,618,747 shares issued at January 1, 2022; 48,838,261 shares issued at April 3, 2021; 48,573,694 shares issued at December 26, 2020	496	488	486
Additional paid-in capital	873,088	873,048	870,739
Accumulated other comprehensive loss	(24,643)	(19,003)	(12,738)
Retained deficit	(442,304)	(500,864)	(535,948)
Total shareholders’ equity	406,637	353,669	322,539
Total liabilities and shareholders’ equity	$1,201,085	$1,078,469	$1,108,182

The Container Store Group, Inc.

Consolidated statements of cash flows

	Thirty-Nine Weeks Ended
	January 1,	December 26,
(In thousands)	2022	2020
	(unaudited)	(unaudited)
Operating activities
Net income	$58,560	$23,199
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,412	26,270
Stock-based compensation	3,159	4,986
(Gain) loss on disposal of assets	(14)	12
Loss on extinguishment of debt	—	893
Deferred tax expense (benefit)	4,459	(6,203)
Non-cash interest	1,412	1,393
Other	(264)	48
Changes in operating assets and liabilities (exclusive of effects of acquisition):
Accounts receivable	(3,729)	(2,962)
Inventory	(64,945)	(10,430)
Prepaid expenses and other assets	(767)	(823)
Accounts payable and accrued liabilities	11,161	55,596
Net change in lease assets and liabilities	(5,680)	8,311
Income taxes	(8,221)	13,353
Other noncurrent liabilities	(2,614)	3,046
Net cash provided by operating activities	17,929	116,689

Investing activities
Additions to property and equipment	(24,029)	(11,670)
Closet Works acquisition, net of cash acquired	(19,445)	—
Proceeds from sale of property and equipment	17	65
Net cash used in investing activities	(43,457)	(11,605)

Financing activities
Borrowings on revolving lines of credit	48,913	36,292
Payments on revolving lines of credit	(48,913)	(46,202)
Borrowings on long-term debt	38,000	200,000
Payments on long-term debt	(6,633)	(330,403)
Payment of debt issuance costs	—	(5,579)
Payment of taxes with shares withheld upon restricted stock vesting	(4,677)	(412)
Proceeds from the exercise of stock options	566	—
Net cash provided by (used in) financing activities	27,256	(146,304)

Effect of exchange rate changes on cash	(407)	1,360

Net increase (decrease) in cash	1,321	(39,860)
Cash at beginning of fiscal period	17,687	67,755
Cash at end of fiscal period	$19,008	$27,895

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income, adjusted net income per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income before restructuring charges, charges related to the impact of COVID-19 on business operations, credits pursuant to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, severance charges associated with COVID-19, acquisition-related costs, charges related to the closure of Elfa France operations, impairment charges related to intangible assets, loss on extinguishment of debt, certain (gains) losses on disposal of assets, certain management transition costs incurred and benefits realized, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per common share - diluted as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income and GAAP net income per common share - diluted.

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	January 1,	December 26,	December 28,	January 1,	December 26,	December 28,
	2022	2020	2019	2022	2020	2019
Numerator:
Net income	$13,693	$19,669	$2,412	$58,560	$23,199	$1,959
Management transition costs (a)	—	1,200	—	473	1,200	—
Loss on extinguishment of debt (b)	—	893	—	—	893	—
Elfa France closure (c)	—	—	(1)	—	—	402
Employee retention credit (d)	—	(1,028)	—	—	(1,028)	—
Acquisition-related costs (e)	692	—	—	692	—	—
COVID-19 costs (f)	—	367	—	192	1,863	—
COVID-19 severance (g)	—	(15)	—	—	1,088	—
Taxes (h)	(110)	(381)	—	(294)	(1,103)	(112)
Adjusted net income	$14,275	$20,705	$2,411	$59,623	$26,112	$2,249

Denominator:
Weighted-average common shares outstanding — diluted	50,298,101	49,513,225	48,370,418	50,310,320	48,950,253	49,172,633

Net income per common share — diluted	$0.27	$0.40	$0.05	$1.16	$0.47	$0.04
Adjusted net income per common share — diluted	$0.28	$0.42	$0.05	$1.19	$0.53	$0.05

(a)	Costs related to the transition of key executives including signing bonus, severance, and relocation costs recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(b)	Loss recorded as a result of the Seventh Amendment made to the Senior Secured Term Loan Facility in the third quarter of fiscal 2020, which we do not consider in our evaluation of our ongoing performance.

(c)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.

(d)	Employee retention credit related to the CARES Act recorded in the third quarter of fiscal 2020 as selling, general and administrative expense which we do not consider in our evaluation of ongoing performance

(e)	Includes costs incurred in the third quarter of fiscal 2021 associated with the acquisition of Closet Works on December 30, 2021, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(f)	Includes incremental costs attributable to the COVID-19 pandemic, which consist of sanitization costs in the first quarter of fiscal 2021 and the first through third quarters of fiscal 2020, and hazard pay for distribution center employees in the first quarter of fiscal 2020, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(g)	Includes costs primarily incurred in the first half of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020, which we do not consider in our evaluation of ongoing performance.

(h)	Tax impact of adjustments to net income that are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	January 1,	December 26,	December 28,	January 1,	December 26,	December 28,
	2022	2020	2019	2022	2020	2019
Net income	$13,693	$19,669	$2,412	$58,560	$23,199	$1,959
Depreciation and amortization	8,667	8,498	9,689	25,412	26,270	28,137
Interest expense, net	3,213	4,099	5,134	9,584	13,540	16,245
Income tax provision	5,292	8,181	1,886	20,345	10,356	1,428
EBITDA	$30,865	$40,447	$19,121	$113,901	$73,365	$47,769
Pre-opening costs (a)	20	95	2,482	686	111	5,988
Non-cash lease expense (b)	(1,345)	(1,762)	(355)	(6,422)	8,311	(1,532)
Stock-based compensation (c)	1,204	2,177	799	3,159	4,986	2,575
Management transition costs (d)	—	1,200	—	473	1,200	—
Loss on extinguishment of debt (e)	—	893	—	—	893	—
Foreign exchange (gains) losses (f)	(39)	73	(37)	(34)	202	(98)
Elfa France closure (g)	—	—	(1)	—	—	402
Employee retention credit (h)	—	(1,028)	—	—	(1,028)	—
Acquisition-related costs (i)	692	—	—	692	—	—
COVID-19 costs (j)	—	367	—	192	1,863	—
Severance and other (credits) costs (k)	—	(17)	(2)	—	1,088	(28)
Adjusted EBITDA	$31,397	$42,445	$22,007	$112,647	$90,991	$55,076

(a)	Non-capital expenditures associated with opening new stores and relocating stores, and costs associated with opening the second distribution center, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments. Non-cash lease expense increased in fiscal 2020 due to renegotiated terms with landlords due to COVID-19 that resulted in deferral of $11.9 million of certain cash lease payments, of which the remaining balance of $0.4 million is expected to be repaid in the fourth quarter of fiscal 2021. In the thirteen and thirty-nine weeks ended December 28, 2019, lease expenses associated with the opening of the second distribution center were excluded from Non-cash lease expense and included in Pre-opening costs.

(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Costs related to the transition of key executives including signing bonus, severance, and relocation costs recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(e)	Loss recorded as a result of the Seventh Amendment made to the Senior Secured Term Loan Facility in the third quarter of fiscal 2020, which we do not consider in our evaluation of our ongoing performance.
(f)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(g)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.
(h)	Employee retention credit related to the CARES Act recorded in the third quarter of fiscal 2020 as selling, general and administrative expense which we do not consider in our evaluation of ongoing performance.
(i)	Includes costs incurred in the third quarter of fiscal 2021 associated with the acquisition of Closet Works on December 30, 2021, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(j)	Includes incremental costs attributable to the COVID-19 pandemic, which consist of sanitization costs in the first quarter of fiscal 2021 and the first through third quarters of fiscal 2020, and hazard pay for distribution center employees in the first quarter of fiscal 2020, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(k)	Includes costs primarily incurred in the first half of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020, and for the first thirty-nine weeks of fiscal 2019, consists of severance and other charges/credits unrelated to COVID-19, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Thirty-Nine Weeks Ended
	January 1,	December 26,
	2022	2020
Net cash provided by operating activities	$17,929	$116,689
Less: Additions to property and equipment	(24,029)	(11,670)
Free cash flow	$(6,100)	$105,019